Exhibit 99.1

Arconic Reports First Quarter 2019 Results

First Quarter 2019 Highlights

  Revenue of $3.5 billion, up 3% year over year; organic revenue1 up 9% year over year
  Net income of $187 million, or $0.39 per share, versus net income of $143 million, or $0.29 per share, in the first quarter 2018
  Net income excluding special items of $208 million, or $0.43 per share, versus $169 million, or $0.34 per share, in the first quarter 2018
  Operating income of $374 million, up 12% year over year
  Operating income excluding special items of $397 million, up 15% year over year
  Operating income margin excluding special items up 120 basis points year over year

2019 Guidance* Updated

  Updated Full Year 2019 Guidance: Revenue $14.3-$14.6 billion, Earnings Per Share Excluding Special Items $1.75-$1.90, Adjusted Free Cash Flow $650-$750 million

Key Announcements

  Actions underway to reduce operating costs by approximately $230 million on a run-rate basis – a $30 million increase from initial $200 million target. Approximately $120 million of the savings are expected to be captured in 2019.
  Repurchased $700 million of common stock; $300 million remains authorized for share repurchases through the end of 2020.
  Portfolio of each post-separation company defined: Global Rolled Products will comprise rolled aluminum products and aluminum extrusions. The Engineered Products & Forgings business will include engine components, fastening systems and engineered structures. The businesses of the current Transportation and Construction Solutions segment will be divided – the Building and Construction Systems business will be retained and included in Global Rolled Products, and forged aluminum wheels will become part of Engineered Products & Forgings.
  Reduced quarterly common stock dividend from $0.06 to $0.02 per share.

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* Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “Updated Full Year 2019 Guidance” below.

NEW YORK--(BUSINESS WIRE)--April 30, 2019--Arconic Inc. (NYSE: ARNC) today reported first quarter 2019 results, for which the Company reported revenues of $3.5 billion, up 3% year over year. Organic revenue1 was up 9% year over year on strong volumes across all segments and all key markets, primarily in the aerospace, defense, commercial transportation, automotive, packaging, and building and construction end markets, as well as favorable aerospace pricing.

Net income in the first quarter 2019 was $187 million, or $0.39 per share, versus $143 million, or $0.29 per share, in the first quarter 2018. Net income excluding special items was $208 million, or $0.43 per share, in the first quarter 2019, versus $169 million, or $0.34 per share, in the first quarter 2018. Special items in the first quarter 2019 were $21 million, principally related to charges associated with cost reduction initiatives, partially offset by a credit associated with the elimination of certain postretirement benefits.

First quarter 2019 operating income was $374 million, up 12% year over year. Operating income excluding special items was $397 million, up 15% year over year, as higher volumes and favorable product pricing more than offset the impact of transitioning Tennessee Packaging to industrial products.

Arconic Chairman and Chief Executive Officer John Plant said, “In the first quarter 2019, the Arconic team improved revenue, expanded margins, improved adjusted free cash flow year over year, and delivered the highest quarterly adjusted operating income, adjusted earnings per share and RONA since 2016 separation. We expect this positive trend to continue in the second quarter. As plans for separation move forward, we are also acting swiftly to reduce costs to be in line with industry leading peers and are targeting the sale of certain businesses that are non-core to either of the future entities. These actions will help drive the margin performance of the company.”

Arconic ended the first quarter 2019 with cash on hand of $1.3 billion. Cash used for operations was $258 million, driven by typical seasonal first-quarter build in working capital and semi-annual interest payments; cash used for financing activities totaled $741 million, reflecting the impact of the accelerated share repurchase program of $700 million; and cash provided from investing activities was $42 million. Adjusted Free Cash Flow for the quarter was negative $266 million, up $151 million year over year principally due to lower pension contributions. In the first quarter 2018, cash used for operations was $436 million; cash used for financing activities totaled $542 million; and cash provided from investing activities was $29 million.

First Quarter 2019 Segment Performance

In the first quarter 2019, the Company transferred its aluminum extrusions operations from the Engineered Products and Solutions (EP&S) segment to the Global Rolled Products (GRP) segment, based on synergies with GRP including similar customer base, technologies and manufacturing capabilities. Prior period information has been recast to conform to current year presentation.

Engineered Products and Solutions (EP&S)

EP&S reported revenue of $1.5 billion, an increase of 5% year over year. Organic revenue1 was up 7%, driven by aero engine and defense growth. Segment operating profit was $253 million, up $44 million or 21% year over year, driven by volume increases in high growth aerospace and defense markets, favorable aerospace pricing and cost reductions, partially offset by aero engines new product introductions. Segment operating margin was 16.8%, up 210 basis points year over year.

Global Rolled Products (GRP)

GRP reported revenue of $1.5 billion, an increase of 1% year over year. Organic revenue1 was up 10%. Segment operating profit was $107 million, down $17 million or 14% year over year, driven by the Tennessee plant transition from packaging to industrial products and operational headwinds in aluminum extrusions. These impacts were partially offset by higher volumes in packaging, commercial transportation, and aerospace, as well as favorable price increases in industrial and commercial transportation. Segment operating margin was 7.1%, down 130 basis points year over year.

Transportation and Construction Solutions (TCS)

TCS reported revenue of $535 million, relatively flat year over year. Organic revenue1 was up 7%. Segment operating profit was $87 million, up $20 million or 30% year over year, driven by higher volume in commercial transportation and building and construction, as well as net cost savings. Segment operating margin was 16.3%, up 380 basis points year over year.

Updated Full Year 2019 Guidance*

Arconic is adjusting its full year 2019 guidance:

	4Q 2018	Updated 1Q 2019
Revenue	$14.3-$14.6 billion	$14.3-$14.6 billion
Earnings Per Share Excluding Special Items*	$1.55-$1.65	$1.75-$1.90
Adjusted Free Cash Flow*	$400-$500 million	$650-$750 million

Arconic expects second quarter 2019 earnings per share excluding special items to be in a range of $0.46 to $0.51.

* Arconic has not provided reconciliations of the forward-looking non-GAAP financial measures, such as earnings per share excluding special items and adjusted free cash flow, to the most directly comparable GAAP financial measures. Such reconciliations are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from the non-GAAP measures, such as the effects of foreign currency movements, equity income, gains or losses on sales of assets, taxes and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume. Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Actions Underway to Reduce Operating Costs

Arconic has increased the annualized cost reduction target to save approximately $230 million on a run-rate basis, versus its initial $200 million target that was announced in February 2019. As a result of taking quick action in the first quarter, the Company expects to capture approximately $120 million of savings in 2019.

Share Buyback of $700 Million is Complete

The share buyback of $700 million of common stock announced on February 19, 2019, is complete. Arconic received 31.9 million shares on February 21, 2019, and an additional 4.5 million shares on April 29, 2019. The average share price was approximately $19.21. Three hundred million dollars remains authorized for share repurchases through the end of 2020. Total shares outstanding as of April 29, 2019 are approximately 449 million.

Portfolio of Each Post-Separation Company Defined

The Arconic Separation Project Team has fixed the business perimeters of the two public companies that will be headquartered in Pittsburgh, PA. Global Rolled Products will comprise rolled aluminum products and aluminum extrusions. The Engineered Products & Forgings business will include engine components, fastening systems and engineered structures. The businesses of the current Transportation and Construction Solutions segment will be divided – the Building and Construction Systems business will be retained and included in Global Rolled Products, and forged aluminum wheels will become part of Engineered Products & Forgings. The Company is targeting the initial filing of a Form 10 in the fourth quarter 2019 and the completion of the Separation in the second quarter 2020.

Arconic Reduced Quarterly Common Stock Dividend

The Arconic Board of Directors approved the reduction of the quarterly common stock dividend from $0.06 cents to $0.02 cents per share.

Arconic will hold its quarterly conference call at 10:00 AM Eastern Time on April 30, 2019, to present first quarter 2019 financial results. The call will be webcast via www.arconic.com. Call information and related details are available at www.arconic.com under “Investors”; presentation materials will be available at approximately 8:00 AM Eastern Time on April 30.

About Arconic

Arconic (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts and expectations relating to the growth of the aerospace, defense, automotive, industrials, commercial transportation and other end markets; statements and guidance regarding future financial results or operating performance; statements regarding future strategic actions, including share repurchases, which may be subject to market conditions, legal requirements and other considerations; and statements about Arconic's strategies, outlook, business and financial prospects. These statements reflect beliefs and assumptions that are based on Arconic’s perception of historical trends, current conditions and expected future developments, as well as other factors Arconic believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) uncertainties regarding the planned separation, including whether it will be completed pursuant to the targeted timing, asset perimeters, and other anticipated terms, if at all; (b) the impact of the separation on the businesses of Arconic; (c) the risk that the businesses will not be separated successfully or such separation may be more difficult, time-consuming or costly than expected, which could result in additional demands on Arconic’s resources, systems, procedures and controls, disruption of its ongoing business, and diversion of management’s attention from other business concerns; (d) deterioration in global economic and financial market conditions generally; (e) unfavorable changes in the markets served by Arconic; (f) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (g) competition from new product offerings, disruptive technologies or other developments; (h) political, economic, and regulatory risks relating to Arconic’s global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (i) manufacturing difficulties or other issues that impact product performance, quality or safety; (j) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (k) the impact of potential cyber attacks and information technology or data security breaches; (l) the loss of significant customers or adverse changes in customers’ business or financial conditions; (m) adverse changes in discount rates or investment returns on pension assets; (n) the impact of changes in aluminum prices and foreign currency exchange rates on costs and results; (o) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Arconic to substantial costs and liabilities; and (p) the other risk factors summarized in Arconic’s Form 10-K for the year ended December 31, 2018 and other reports filed with the U.S. Securities and Exchange Commission (SEC). Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Arconic on its website or otherwise. Arconic disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Arconic’s consolidated financial information but is not presented in Arconic’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

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1 Organic revenue is U.S. GAAP revenue adjusted for Tennessee Packaging (due to its completed phase-down as of year-end 2018), divestitures, and changes in aluminum prices and foreign currency exchange rates relative to prior year period.

Arconic and subsidiaries
Statement of Consolidated Operations (unaudited)
(in millions, except per-share and share amounts)

	Quarter ended
	March 31, 2019	December 31, 2018	March 31, 2018
Sales	$3,541	$3,472	$3,445

Cost of goods sold (exclusive of expenses below)	2,818	2,845	2,768
Selling, general administrative, and other expenses	178	140	172
Research and development expenses	22	26	23
Provision for depreciation and amortization	137	149	142
Restructuring and other charges(1)	12	(11)	7
Operating income	374	323	333

Interest expense(2)	85	87	114
Other expense, net	32	10	20

Income before income taxes	257	226	199
Provision for income taxes	70	8	56

Net income	$187	$218	$143

EARNINGS PER SHARE ATTRIBUTABLE TO ARCONIC COMMON SHAREHOLDERS:
Basic(3)(4):
Earnings per share	$0.40	$0.45	$0.30
Average number of shares(4)(5)	470,798,121	483,239,287	482,438,854

Diluted(3)(4):
Earnings per share	$0.39	$0.44	$0.29
Average number of shares(4)(5)	489,059,798	503,018,904	502,924,068

Common stock outstanding at the end of the period(5)	453,093,877	483,270,717	482,819,135
(1)	Restructuring and other charges for the quarter ended March 31, 2019 primarily included severance costs of $67, partially offset by a credit of $58 related to the elimination of life insurance benefits for U.S. salaried and non-bargained hourly retirees of the Company and its subsidiaries. Restructuring and other charges for the quarter ended December 31, 2018 primarily included a gain of $154 on the sale of the Texarkana rolling mill, offset by pension plan settlement charges of $92 associated with significant lump sum payments made to participants and a loss of $43 on the sale of the Eger, Hungary forgings business.

(2)	Interest expense for the quarter ended March 31, 2018 included $19 related to the early redemption of the Company’s outstanding 5.720% Senior Notes due 2019.

(3)	In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of $1 for the quarters ended March 31, 2019, December 31, 2018, and March 31, 2018 need to be subtracted from Net income.

(4)	For the quarters ended March 31, 2019, December 31, 2018, and March 31, 2018, the difference between the respective diluted average number of shares and the respective basic average number of shares related to share equivalents (18 million, 20 million, and 20 million, respectively) associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI International Metals, Inc (“RTI”)).

(5)	Basic and diluted average number of shares and Common stock outstanding at the end of the period for the quarter ended March 31, 2019 included the impact of the accelerated share repurchase program of the Company’s common stock.

Arconic and subsidiaries
Consolidated Balance Sheet (unaudited)
(in millions)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$1,319	$2,277
Receivables from customers, less allowances of $4 in 2019 and 2018	1,170	1,047
Other receivables	646	451
Inventories	2,612	2,492
Prepaid expenses and other current assets	306	314
Total current assets	6,053	6,581

Properties, plants, and equipment, net(1)	5,727	5,704
Goodwill	4,509	4,500
Deferred income taxes	480	573
Intangibles, net	912	919
Other noncurrent assets(1)	680	416
Total assets	$18,361	$18,693

Liabilities
Current liabilities:
Accounts payable, trade	$2,193	$2,129
Accrued compensation and retirement costs	339	370
Taxes, including income taxes	114	118
Accrued interest payable	97	113
Other current liabilities(1)	481	356
Short-term debt	435	434
Total current liabilities	3,659	3,520
Long-term debt, less amount due within one year	5,899	5,896
Accrued pension benefits	2,172	2,230
Accrued other postretirement benefits	636	723
Other noncurrent liabilities and deferred credits(1)	817	739
Total liabilities	13,183	13,108

Equity
Arconic shareholders’ equity:
Preferred stock	55	55
Common stock(2)	453	483
Additional capital(2)	7,644	8,319
Accumulated deficit(1)	(134)	(358)
Accumulated other comprehensive loss	(2,852)	(2,926)
Total Arconic shareholders’ equity	5,166	5,573
Noncontrolling interests	12	12
Total equity	5,178	5,585
Total liabilities and equity	$18,361	$18,693
(1)	Effective January 1, 2019, Arconic adopted the new accounting standard for leases that resulted in the Company recording operating lease right-of-use assets and lease liabilities of approximately $320. Also, the Company reclassified cash proceeds of $119 from Other noncurrent liabilities and deferred credits, assets of $24 from Properties, plants, and equipment, net, and a deferred tax asset of $22 from Other noncurrent assets to Accumulated deficit reflecting the cumulative effect of an accounting change related to the deferred gain resulting from the sale-leaseback of the Texarkana, Texas cast house in October of 2018. The adoption of the standard had no impact on the Statement of Consolidated Operations or Statement of Consolidated Cash Flows.

(2)	Reflects the impact of the accelerated share repurchase program of the Company’s common stock.

Arconic and subsidiaries
Statement of Consolidated Cash Flows (unaudited)
(in millions)

	Three months ended March 31,
	2019	2018
Operating activities
Net income	$187	$143
Adjustments to reconcile net income to cash used for operations:
Depreciation and amortization	137	142
Deferred income taxes	8	18
Restructuring and other charges	12	7
Net loss from investing activities—asset sales	2	3
Net periodic pension benefit cost	29	41
Stock-based compensation	10	15
Other	11	49
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) in receivables	(489)	(403)
(Increase) in inventories	(118)	(141)
(Increase) in prepaid expenses and other current assets	(14)	(12)
Increase in accounts payable, trade	65	14
(Decrease) in accrued expenses	(69)	(118)
Increase in taxes, including income taxes	47	8
Pension contributions	(55)	(177)
(Increase) decrease in noncurrent assets	(1)	1
(Decrease) in noncurrent liabilities	(20)	(26)
Cash used for operations	(258)	(436)

Financing Activities
Net change in short-term borrowings (original maturities of three months or less)	1	5
Additions to debt (original maturities greater than three months)	150	150
Payments on debt (original maturities greater than three months)	(151)	(651)
Premiums paid on early redemption of debt	—	(17)
Proceeds from exercise of employee stock options	1	12
Dividends paid to shareholders	(29)	(30)
Repurchases of common stock(1)	(700)	—
Other	(13)	(11)
Cash used for financing activities	(741)	(542)

Investing Activities
Capital expenditures	(168)	(117)
Proceeds from the sale of assets and businesses	4	—
Sales of investments	47	9
Cash receipts from sold receivables	160	136
Other	(1)	1
Cash provided from investing activities	42	29

Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	4
Net change in cash, cash equivalents and restricted cash	(956)	(945)
Cash, cash equivalents and restricted cash at beginning of year	2,282	2,153
Cash, cash equivalents and restricted cash at end of period	$1,326	$1,208
(1)	On February 19, 2019, Arconic entered into an accelerated share repurchase (ASR) agreement with JPMorgan Chase Bank to repurchase $700 of its common stock. Under the ASR agreement, Arconic received an initial delivery of approximately 32 million shares on February 21, 2019, which were immediately retired. On April 25, 2019, the ASR concluded with the Company receiving approximately 4 million additional shares on April 29, 2019. A total of 36 million shares, at an average price of $19.21 per share, were repurchased under the agreement.

Arconic and subsidiaries
Segment Information (unaudited)
(in millions)

	1Q18	2Q18	3Q18	4Q18	2018	1Q19
Engineered Products and Solutions:
Third-party sales	$1,426	$1,474	$1,445	$1,487	$5,832	$1,502
Segment operating profit	$209	$224	$235	$216	$884	$253
Segment operating profit margin	14.7%	15.2%	16.3%	14.5%	15.2%	16.8%
Provision for depreciation and amortization	$65	$65	$65	$64	$259	$64
Restructuring and other charges	$1	$8	$16	$46	$71	$14

Global Rolled Products:
Third-party sales	$1,481	$1,573	$1,547	$1,487	$6,088	$1,503
Intersegment sales	$57	$61	$44	$45	$207	$55
Segment operating profit(1)	$124	$111	$77	$81	$393	$107
Segment operating profit margin	8.4%	7.1%	5.0%	5.4%	6.5%	7.1%
Provision for depreciation and amortization	$56	$59	$56	$64	$235	$54
Restructuring and other charges	$(1)	$2	$2	$(159)	$(156)	$6
Third-party aluminum shipments (kmt)	322	330	330	319	1,301	331

Transportation and Construction Solutions:
Third-party sales	$537	$562	$530	$497	$2,126	$535
Segment operating profit	$67	$97	$77	$63	$304	$87
Segment operating profit margin	12.5%	17.3%	14.5%	12.7%	14.3%	16.3%
Provision for depreciation and amortization	$13	$12	$12	$13	$50	$13
Restructuring and other charges	$—	$—	$—	$1	$1	$9

Reconciliation of Total segment operating profit to Consolidated income before income taxes:
Total segment operating profit	$400	$432	$389	$360	$1,581	$447
Unallocated amounts:
Restructuring and other charges	(7)	(15)	2	11	(9)	(12)
Corporate expense(2)	(60)	(93)	(46)	(48)	(247)	(61)
Consolidated operating income	333	324	345	323	1,325	374
Interest expense(3)	(114)	(89)	(88)	(87)	(378)	(85)
Other expense, net	(20)	(41)	(8)	(10)	(79)	(32)
Consolidated income before income taxes	$199	$194	$249	$226	$868	$257

In the first quarter of 2019, the Company transferred its aluminum extrusions operations from the Arconic Engineered Structures business unit within the Engineered Products and Solutions segment to the Global Rolled Products segment. Prior period financial information has been recast to conform to current year presentation. Segment performance under Arconic’s management reporting system is evaluated based on a number of factors; however, the primary measure of performance is Segment operating profit. Arconic’s definition of Segment operating profit is Operating income excluding Special items. Special items include Restructuring and other charges. Segment operating profit includes the impact of LIFO inventory accounting, metal price lag, intersegment profit eliminations, and derivative activities. Differences between certain segment totals and consolidated Arconic are in Corporate.

(1)	For the quarter ended June 30, 2018, Segment operating profit for the Global Rolled Products segment included the impact of a $23 charge related to a physical inventory adjustment at one plant.

(2)	For the quarter ended June 30, 2018, Corporate expense included $38 of costs related to settlements of certain customer claims primarily related to product introductions.

(3)	For quarter ended March 31, 2018, Interest expense included $19 related to the early redemption of the Company’s outstanding 5.720% Senior Notes due 2019.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited)
(in millions, except per-share amounts)

Net income excluding Special items	Quarter ended
	March 31, 2019	December 31, 2018	March 31, 2018
Net income	$187	$218	$143
Diluted earnings per share (EPS)	$0.39	$0.44	$0.29

Special items:
Restructuring and other charges	12	(11)	7
Discrete tax items(1)	1	(64)	2
Other special items(2)	12	16	25
Tax impact(3)	(4)	3	(8)

Net income excluding Special items	$208	$162	$169

Diluted EPS excluding Special items	$0.43	$0.33	$0.34

Average number of shares - diluted EPS excluding Special items(4)	489,059,798	503,018,904	502,924,068

Net income excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of Arconic excluding the impacts of Restructuring and other charges, Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income determined under GAAP as well as Net income excluding Special items.

(1)	Discrete tax items for each period included the following:
	•	for the quarter ended March 31, 2019, a charge for a number of small items ($1);
	•	for the quarter ended December 31, 2018, a benefit related to certain prior year foreign investment losses no longer recapturable ($74), a benefit to record prior year adjustments in various jurisdictions ($17), a benefit to release valuation allowances and revalue deferred taxes due to current year tax law and tax rate changes in various U.S. states ($12), a benefit to recognize the tax impact of prior year foreign losses in continuing operations that were supported by foreign income in other comprehensive income ($6), partially offset by a charge from the Company’s finalized analysis of the U.S. Tax Cuts and Jobs Act of 2017 ($45); and
	•	for the quarter ended March 31, 2018, a charge for a number of small items ($2).

(2)	Other special items for each period included the following:
	•	for the quarter ended March 31, 2019, strategy and portfolio review costs ($6), costs associated with the planned separation of Arconic ($3), legal and other advisory costs related to Grenfell Tower ($2), and a charge for a number of small tax items ($1);
	•	for the quarter ended December 31, 2018, strategy and portfolio review costs ($7), legal and other advisory costs related to Grenfell Tower ($4), a charge for a number of small tax items ($4), and an other charge ($1); and
	•	for the quarter ended March 31, 2018, costs related to the early redemption of the Company’s outstanding 5.720% Senior Notes due 2019 ($19), legal and other advisory costs related to Grenfell Tower ($5), and a charge for a number of small tax items ($1);
(3)		The tax impact on Special items is based on the applicable statutory rates whereby the difference between such rates and Arconic’s consolidated estimated annual effective tax rate is itself a Special item.
(4)		The average number of shares applicable to diluted EPS excluding Special items, includes certain share equivalents as their effect was dilutive. For all periods presented, share equivalents associated with outstanding employee stock options and awards and shares underlying outstanding convertible debt (acquired through the acquisition of RTI) were dilutive based on Net income excluding Special items. The average number of shares applicable to diluted EPS excluding Special items for the quarter ended March 31, 2019 included the impact of the accelerated share repurchase program of the Company’s common stock.

Operational Tax Rate	Quarter ended March 31, 2019
	As reported	Special items(1)	As adjusted
Income before income taxes	$257	$23	$280
Provision for income taxes	70	2	72
Operational tax rate	27.2%		25.7%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Arconic excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1)	See Net income excluding Special items reconciliation above for a description of Special items.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Organic Revenue	Quarter ended March 31,		Quarter ended December 31,
	2019	2018	2018	2017
Arconic
Sales – Arconic	$3,541	$3,445	$3,472	$3,271
Less:
Sales – Tennessee packaging	—	43	18	40
Sales – Eger forgings	—	10	6	12
Sales – Latin America extrusions	—	25	—	29
Aluminum price impact	(59)	n/a	(28)	n/a
Foreign currency impact	(55)	n/a	(26)	n/a
Arconic Organic revenue	$3,655	$3,367	$3,502	$3,190

Engineered Products and Solutions (EP&S)
Sales	$1,502	$1,426	$1,487	$1,378
Less:
Sales – Eger forgings	—	10	6	12
Aluminum price impact	(2)	n/a	(4)	n/a
Foreign currency impact	(13)	n/a	(6)	n/a
EP&S Organic revenue	$1,517	$1,416	$1,491	$1,366

Global Rolled Products (GRP)
Sales	$1,503	$1,481	$1,487	$1,363
Less:
Sales – Tennessee packaging	—	43	18	40
Aluminum price impact	(58)	n/a	(10)	n/a
Foreign currency impact	(26)	n/a	(13)	n/a
GRP Organic revenue	$1,587	$1,438	$1,492	$1,323

Transportation and Construction Solutions (TCS)
Sales	$535	$537	$497	$528
Less:
Sales – Latin America extrusions	—	25	—	29
Aluminum price impact	1	n/a	(14)	n/a
Foreign currency impact	(16)	n/a	(7)	n/a
TCS Organic revenue	$550	$512	$518	$499

Organic revenue is a non-GAAP financial measure. Management believes this measure is meaningful to investors as it presents revenue on a comparable basis for all periods presented due to the impact of the ramp-down of Arconic's North American packaging business at its Tennessee operations (completed in December 2018), the sale of the forgings business in Eger, Hungary (divested in December 2018), the sale of Latin America extrusions (divested in April 2018), and the impact of changes in aluminum prices and foreign currency fluctuations relative to the prior year periods.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Adjusted free cash flow	Quarter ended
	March 31, 2019	December 31, 2018	March 31, 2018
Cash (used for) provided from operations	$(258)	$426	$(436)
Cash receipts from sold receivables	160	323	136
Capital expenditures	(168)	(271)	(117)
Adjusted free cash flow	$(266)	$478	$(417)

There has been no change in the net cash funding in the sale of accounts receivable program in the first quarter of 2019. It remains at $350.

Adjusted free cash flow is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand Arconic’s asset base and are expected to generate future cash flows from operations), as well as cash receipts from net sales of beneficial interest in sold receivables. It is important to note that Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

Net Debt	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Short-term debt	$435	$434	$42	$45	$45
Long-term debt, less amount due within one year	5,899	5,896	6,315	6,312	6,309
Total debt	$6,334	$6,330	$6,357	$6,357	$6,354
Less: Cash and cash equivalents	1,319	2,277	1,535	1,455	1,205
Net debt	$5,015	$4,053	$4,822	$4,902	$5,149

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Arconic’s leverage position after factoring in available cash that could be used to repay outstanding debt.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions)

Operating income excluding Special items	Quarter ended
	March 31, 2019	December 31, 2018	March 31, 2018
Operating income	$374	$323	$333

Special items:
Restructuring and other charges	12	(11)	7
Costs associated with planned separation	3	—	—
Legal and other advisory costs related to Grenfell Tower	2	4	5
Strategy and portfolio review costs	6	7	—

Operating income excluding Special items	$397	$323	$345

Sales	$3,541	$3,472	$3,445

Operating income margin, excluding Special items	11.2%	9.3%	10.0%

Operating income and Operating income margin, excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of Arconic excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating income determined under GAAP as well as Operating income excluding Special items.

Return on Net Assets (RONA)	Quarter ended
March 31, 2019
Net income	$187
Special items(1)	21
Net income excluding Special items	208
Annualized net income excluding Special items	832

Net Assets:	March 31, 2019
Add: Receivables from customers, less allowances	$1,170
Add: Deferred purchase program(2)	430
Add: Inventories	2,612
Less: Accounts payable, trade	2,193
Working capital	2,019
Properties, plants, and equipment, net (PP&E)	5,727
Net assets - total	$7,746

RONA	10.7%

RONA is a non-GAAP financial measure. RONA is calculated as Net income excluding Special items divided by working capital and net PP&E. Management believes that this measure is meaningful to investors as RONA helps management and investors determine the percentage of net income the company is generating from its assets. This ratio tells how effectively and efficiently the company is using its assets to generate earnings.

(1)	See Reconciliation of Net income excluding Special items for a description of Special items.

(2)	The Deferred purchase program relates to an arrangement to sell certain customer receivables to several financial institutions on a recurring basis. Arconic is adding back the receivable for the purposes of the Working capital calculation.

CONTACT:
Investors
Paul T. Luther
(212) 836-2758
Paul.Luther@arconic.com

Media
Esra Ozer
(412) 553-2666
Esra.Ozer@arconic.com